Exhibit 99.3

INTUITIVE SURGICAL
Q1 2014 EARNINGS CONFERENCE CALL
April 22, 2014

Corporate Participants
Calvin Darling: Intuitive Surgical, Inc. - Director, FP&A and IR
Gary Guthart: Intuitive Surgical, Inc. - President and CEO
Marshall Mohr: Intuitive Surgical, Inc. - SVP and CFO
Patrick Clingan: Intuitive Surgical, Inc. - Director, Finance

Conference Call Participants
Ben Andrew: William Blair & Company - Analyst
Tycho Peterson: JPMorgan Chase & Co. - Analyst
Bob Hopkins: BofA Merrill Lynch - Analyst
David Roman: Goldman Sachs - Analyst

Presentation

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Intuitive Surgical Q1 2014 earnings release call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. Should you require assistance during the call, please press star then zero. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Calvin Darling, Senior Director of Intuitive Surgical. Please go ahead.

Calvin Darling - Intuitive Surgical, Inc. - Director, FP&A and IR

Thank you, and good afternoon. Welcome to Intuitive Surgical's First quarter earnings conference call. With me today we have Gary Guthart, our President and CEO; Marshall Mohr, our Chief Financial Officer; and Patrick Clingan, Director of Finance.

Before we begin, I would like to inform you that comments mentioned on today's call may be deemed to contain forward-looking statements. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties. These risks and uncertainties are described in detail in the Company's Securities and Exchange Commission filings, including our most recent Form 10-K filed on February 3, 2014. These filings can be found through our website or at the SEC's EDGAR database. Prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Please note that this conference call will be available for audio replay on our website at IntuitiveSurgical.com on the Audio Archive Section under our Investor Relations page. In addition, today's press release and supplementary financial data tables have been posted to our website.

Today's format will consist of providing you with highlights of our first quarter results as described in our press release announced earlier today, followed by a question-and-answer session. Gary will present the quarter's business and operational highlights; Marshall will provide a review of our first quarter financial results; Patrick will discuss procedures and clinical highlights; then I will provide our updated financial outlook for 2014. And finally, we will host a question-and-answer session.

With that, I will turn it over to Gary.RIL 22, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Thank you for joining us today. The first quarter was a difficult one in the United States. Certain elected da Vinci® procedures in the U.S. have been under significant pressure, driven in part by changing surgical admissions, hospital financial uncertainty, and payer incentives favoring watchful waiting and conservative treatment. System sales in the quarter were down, largely as a result of slowing growth in our U.S. procedures. Despite near-term challenges, we remain confident in the value our products bring to surgery and are pleased with the U.S. launch and first sales of our newest system, the da Vinci XiTM Surgical System, earlier this month.

Turning to our procedure performance in the quarter, globally we experienced continued growth in general surgery and urology and a small decline in gynecology. This resulted in 7 percent procedure growth in the first quarter over the first quarter of 2013. General surgery growth was led by increases in colorectal surgery and Single-Site® cholecystectomy. Worldwide urology procedures experienced solid growth, particularly in prostatectomy in Europe and in Japan. Gynecology procedures fell slightly year over year, driven by a contraction of procedures in the United States. As a result, procedure growth for the United States in the quarter was below our expectations.

Looking at procedures in the United States more deeply, general surgery led U.S. procedure growth, with strong uptake in colorectal surgery as well as encouraging early growth in several other general surgery procedures. Single-Site cholecystectomy growth was solid in the quarter, though growth rates slowed relative to prior quarters, in part due to exaggerated seasonality this quarter as well as increasing economic pressures on hospitals. As announced in our pre-release, U.S. gynecology declined in the low single digits year over year in the quarter, pressured by several factors, including increased Q1 seasonality, payer disincentives for benign surgery, and growing penetration of minimally invasive surgery for hysterectomy. Going forward, we expect U.S. gynecology to pressure overall procedure growth rates through 2014. Patrick will provide additional procedure commentary later in the call.

Turning to markets outside of the United States, procedure growth in Asia was strong off of a small base, with urology, general surgery, and gynecology segments contributing. We continue to expect lumpiness in capital sales in Asia due to limited reimbursement in Japan, as well as anticipation of Xi approvals in the coming quarters. In Europe, procedure growth was solid, with urology, gynecology, and general surgery contributing to growth. We have filed for the CE Mark for our Xi System, and system sales for the next quarter or two may be lumpy as customers evaluate the new system. Taken together, total system sales worldwide in the quarter were 87, down from 164 in Q1 of 2013.

We launched our da Vinci Xi System in April at the SAGES Conference. The Xi System is optimized for multi-quadrant, multi-port procedures, with smaller arms having greater reach, an overhead architecture that allows multiple setup locations without repositioning the base of the system, a smaller, lighter endoscope with improved imaging capability, and a host of other features that streamline setup and use. Early customer feedback has been enthusiastic, and we look forward to its continued adoption in surgery.

The Xi System is not a direct replacement for our SiTM System, and we continue to sell, support, and develop instruments for the Si. We have submitted 510(k) clearance applications for our advanced instruments for Xi, including the Xi vessel sealer and the Xi stapler. We plan to submit our Firefly™ 510(k) for Xi this month. da Vinci Xi currently does not have available Single-Site instruments and 5 mm instruments, and it is not currently indicated for trans-oral procedures. As a result, we expect Xi adoption to proceed at a measured pace through 2014 as new instruments for Xi come to market and customers evaluate the differences between Si and Xi.

This week, we received FDA 510(k) clearance for the da Vinci® SPTM Surgical System, which is designed to expand our single-port product offerings. The initial clearance is specific to urologic surgical procedures that are appropriate for a single port approach. da Vinci SP is built around a dedicated single-port patient side cart that delivers an articulating 3D-HD camera and three fully articulating instruments through a single 25 mm cannula. The EndoWrist® SPTM instruments have additional wrist joints inside the body, compared to our current Single-Site instruments. This is a sophisticated technology that we believe has long term potential in several areas of surgery. We do not intend to commercialize da Vinci SP until the current technology is engineered to be fully compatible with our newly released da Vinci Xi, currently projected for the second half of 2015. This will require product refinements, supply chain optimization, and additional regulatory clearances. Over the long term, we believe a single-port cart will complement, not replace, multiport and Single-Site technology.

Turning to instruments, we have expanded launches of both our da Vinci stapler and da Vinci Single-Site for hysterectomy. da Vinci stapler adoption has been solid with strong re-order rates from early customers and increased utilization in colorectal surgery - our target market. We are working on enhancements to da Vinci Stapling by developing a white reload as well as pursuing indications in thoracic surgery. Our early launch of Single-Site hysterectomy is expanding at a measured pace, with solid procedure growth from a small base and robust customer interest. Development of our wristed Single-Site needle driver for Si is progressing, and we plan to submit our 510(k) for the wristed needle driver later this month.

We have been in regular contact with FDA while we work to resolve issues identified in prior audits and our Q4 warning letter. The FDA conducted a follow up inspection of the company in this first quarter, in which they reviewed actions in process that address prior findings as well as exploring other areas. While we have made significant progress in addressing their concerns, they have noted additional areas for improvement that will be published on a Form 483, which we will post on our website later this week. We continue to strengthen our operations capabilities and compliance programs by further developing our team, engaging seasoned leadership, and improving our processes.

While our U.S. business is undergoing change, it is worth stepping back and considering the long term value of da Vinci in surgery. In urology, we see significant opportunity globally for prostatectomy and partially nephrectomy, procedures for which clinical and economic evidence supporting da Vinci use is well developed. Here, we are focused on building our capability in Europe and Asia to support urologic growth. In gynecology, the economic value of da Vinci in hysterectomy for a broad population of patients is being demonstrated in papers like the ones Patrick will describe shortly. We are supporting further clinical and economic evidence development for hysterectomy and other gynecologic procedures globally. Also, we are in the early days of our Single-Site launch for hysterectomy - we believe additional instrumentation, like our wristed Single-Site needle driver, will make a significant difference for Single-Site surgeons. General surgery opportunity exists in several procedures globally, including colon and rectal resections, bariatric procedures, and other procedures within the abdomen. In general surgery, we are investing in products that optimize procedures, including stapling, vessel sealing, Firefly, and our da Vinci Xi, as well as supporting evidence development and research. Thoracic surgery also holds long term potential for ISI, but we are developing products, including stapling and da Vinci Xi to address those thoracic procedures typically done through an open incision. Lastly, we are still early in exploring the capabilities of single-port technologies like Single-Site and our single-port cart. We will continue to pursue additional instrumentation and clearances for these new architectures as we work with surgeons to advance minimally invasive surgery.

As of today, we estimate that these opportunities represent millions of procedures annually for the countries in which we already operate. In future years we anticipate expanding our presence more deeply into Asia, India, and Latin America, further expanding the potential of da Vinci to positively impact surgery.

I will now pass the time over to Marshall, our Chief Financial Officer.
/ 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call

Marshall Mohr - Intuitive Surgical, Inc. - SVP and CFO

Thank you, Gary. Our First quarter 2014 revenue and procedures were consistent with our press release issued on April 8. First quarter revenues were $465 million, down 24% compared with $611 million for the first quarter of 2013; and down 19% from last quarter.

Procedures for the first quarter grew approximately 7% compared with the first quarter of 2013 and were down approximately 5% compared with last quarter. First quarter 2014 revenue is net of approximately $26 million of revenue deferred in association with offers made to first quarter U.S. customers to trade in their recently purchased da Vinci Si Surgical Systems for our recently announced da Vinci Xi Surgical System. The trade-in program also provides our customers the opportunity to exchange certain recently purchased da Vinci Si instruments and accessories for da Vinci Xi instruments and accessories.

The deferrals reduced first quarter 2014 system revenue by approximately $24 million and instrument and accessory revenue by approximately $2 million. The $26 million deferral equates to $0.29 per share and is expected to be recognized within 2014.

Procedure highlights will be covered by Patrick. Revenue highlights are as follows.

Instrument and accessory revenue was down 2% compared with the first quarter of 2013, and was down 5% compared with the fourth quarter of 2013. The decrease relative to the prior periods reflects lower instrument and accessory stocking orders associated with fewer system sales; the $2 million deferral associated with the trade-in program; the impact of changes in procedures, offset by increased sales of newer products.

Instrument and accessory revenue realized per procedure, including initial stocking orders, was approximately $1,920 per procedure compared with $2,110 for the first quarter of 2013; and $1,930 last quarter. The decrease from the prior year reflects fewer stocking orders associated with fewer system sales, partially offset by new product sales. The increase from the prior quarter primarily reflects new product sales and the timing of customer orders.

Systems revenue of $106 million decreased 59% compared with the first quarter of 2013 and decreased 48% compared with the fourth quarter of 2013. The decline in systems revenue reflects fewer systems sales. In the U.S. we sold 45 systems in the first quarter compared with 115 systems in the first quarter of 2013 and 72 systems in the fourth quarter of 2013. The decline in U.S. systems sales reflects the impact of lower procedure growth; spending uncertainties associated with the Affordable Care Act; customer anticipation of a new system being released; and relative to the fourth quarter, seasonality.

We sold 13 Si-eTM Systems compared with 21 last quarter and 5 in the first quarter of 2013, at prices just below $1 million, depending on their configuration, reflecting continued demand for lower-cost systems for use in lower reimbursed procedures.

Globally, our ASP of $1,476,000 increased relative to the fourth-quarter system ASP of $1,455,000. The increase reflects the favorable geographic and product mix. In the first quarter we sold 23 dual console systems compared with 38 systems in the fourth quarter. Outside the U.S. we sold 42 systems in the first quarter, including 14 in Europe and 19 in Japan, compared with 49 systems into international markets in the first quarter of 2013, which included 16 into Europe and 25 into Japan; and 66 systems into international markets in the fourth quarter of 2013, which included 28 into Europe and 21 into Japan.

First quarter system sales also included 3 into each of France and Spain. Note that the first quarter is typically seasonally slower in most overseas markets except Japan.

Moving on to the remainder of the P&L, gross margin in the first quarter of 2014 was 67.9% compared with 71% for the first quarter of 2013 and 69.1% for the fourth quarter of 2013. Our lower margin percentage reflects a higher mix of new product sales and cost spread over lower production levels. Margins on newly launched products will typically be lower than our mature products, reflecting vendor pricing on low volumes, temporary tooling costs, and other startup costs. However, over time, as volumes increase, and we refine the manufacturing process and the product, we would expect to see improvement in the margins of these newer products, although they may not ultimately reach the level of our mature products.

Our margins on the Xi System will be lower than the margins for our Si products.
APRIL 22, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
As described in our pre-earnings release dated April 8, the Company recorded a pretax charge of $67 million, equal to $1.25 per share to reflect the estimated costs of settling a number of product liability legal claims against the Company. These claims relate to alleged complications from surgeries performed with certain versions of monopolar cautery scissor, or MCS instruments, that included an MCS tip cover accessory that was the subject of a market withdrawal in 2012; and surgeries that were performed with MCS instruments that were subject of a recall in 2013. The Company's estimate of the anticipated cost of settling these claims is based on negotiations with attorneys for patients who have participated in the mediation process that the Company established in conjunction with the polling agreement. To date, approximately 3,000 claims have been reviewed as part of the mediation process. Many of these claims gave rise to MDRs reported in the FDA's MAUDE database.

First quarter 2014 operating expenses of $192 million, excluding the $67 million charge, were in line with our planned spending and reflect investments in overseas markets and new products.

Our effective tax rate for the first quarter was 26.8% compared with 26.1% for the first quarter of 2013 and 22.5% last quarter. The first quarter of 2013 tax rate benefited from the retroactive reinstatement of the federal R&D credit for 2012, as well as the federal R&D credit for 2013. The federal R&D credit has not been renewed for 2014 and, therefore, is not reflected in the first quarter tax rate.

Our net income was $44 million, or $1.13 per share, compared with $189 million, or $4.56 per share for the first quarter of 2013 and $166 million, or $4.28 per share for the fourth quarter of 2013.

An important measure of our performance is cash flow from operations. We define cash flow from operations as net income excluding after-tax non-cash compensation and amortization of intangible assets. We will refer to this as non-GAAP net income.

For the first quarter of 2014, excluding the legal accrual of $67 million and the deferral of $26 million, we generated $135 million in non-GAAP net income, or $3.46 per share compared with $205 million or $4.99 per share for the fourth quarter of 2013.

We ended the year with cash and investments of $3 billion, up from $2.8 billion as of December 31, 2013. The increase was primarily driven by $166 million in net cash provided by operating activities. Keep in mind that the $67 million charge to income has not affected cash flow to date.

We have not repurchased shares in the first quarter. As of March 31, we still have $1 billion of share buybacks authorized. And with that, I'd like to turn it over to Patrick who will go over procedure and clinical highlights.

Patrick Clingan - Intuitive Surgical, Inc. - Director, Finance

Thanks, Marshall. Q1 year-over-year procedure growth was approximately 7% with U.S. procedures growing 3% and international procedures growing 24%.

On a macro basis, payer head winds combined with higher patient payments have impacted the number of benign hysterectomies in the U.S. and in turn, the number of da Vinci hysterectomies performed with both declining during the first quarter. This minimally invasive surgery is currently a high proportion of benign hysterectomies, and there is wide dispersion of the remaining open procedures among hospitals and surgeons. We expect da Vinci Hysterectomy to continue to decline roughly in line with declines in the market through 2014.

Other benign GYN procedures, including sacrocolpopexies, endometriosis resections, and myomectomies also experienced year-over-year declines in the first quarter.

We are in our early launch phase of Single-Site kit for hysterectomies. The growth rate in the quarter was high off of a very small base. We plan to bring our Single-Site wristed Needle Driver into the market in order to further enable benign hysterectomy procedure adoption, but it is too early to predict whether this will drive overall growth in dVH.

Before moving on, let me take a moment to discuss the recent FDA announcement discouraging the use of power morcellators and the surgical removal of assumed benign fibroids. Intuitive does not manufacture or sell power morcellation products. Power morcellators do not attach to da Vinci Systems, and minimally invasive da Vinci surgeries are routinely performed without the use of power morcellators in both benign and malignant GYN surgeries. Said another way, for many patients, surgeons do not have to choose between minimally invasive surgery and morcellation. Other alternatives for tissue extraction exist.

In the near term, this announcement may create uncertainty for surgeons and patients when choosing among minimally invasive surgical methods for removing fibroids. Moving forward, we look to surgical societies as they set guidance for removal of assumed benign fibroids.

For da Vinci cholecystectomy, moderating growth appears to be attributable to both seasonality and physicians increasingly offering Single-Site to those patients that are cosmetically sensitive and not morbidly obese.

Looking more deeply, adoption is taking place primarily among commercially insured patients, seeking treatment from physicians at private hospitals with the ability to offer single-site benefits to patient, the hospital, and the surgeon. If adoption remains limited to this segment, we would likely address a more narrow patient population than we previously expected.

We continue to believe that patients desire an improved cosmetic outcome compared to multi-port MIS. We have optimized the economics of our offering for our systems and instruments, and we believe material operating costs are currently at a small premium to multi-port laparoscopic material operating expenses.

Beyond cholecystectomy, broader growth in U.S. general surgery is encouraging as we continue to see adoption across many sub-specialties. In particular, colon and rectal resections are a source of strength along with a variety of other surgeries for malignant and benign conditions. While many of these procedures are too early to include in our addressable market opportunity, we are encouraged by the level of surgeon interest in these procedures as we continue to expand the breadth of our instrumentation for general surgeons. Investments in the colorectal market, including products and market development, are showing results.

International procedure growth of 24% remains strong. Growth was led by urology, with meaningful contributions from GYN and general surgery. DDP uptake in Europe and Japan continues to be robust, sustaining the momentum we gained in the back half of 2013.

Highlighting the growing interest in da Vinci's surgery education, in 2013 the European Association of Urology's Robotics section highlighted a da Vinci fellowship training program with 10 leading academic institutions across six countries. The robotics section expanded the fellowship pilot in 2014 to 17 institutions as more country-level societies support the program.

During the quarter we continued to see growth in peer-reviewed publications, highlighting da Vinci use in a number of journals. I will take a moment to highlight just a few.

Total cost to treat a population of patients is of high importance as providers are increasingly focused on population health management. Two GYN studies published in this month's edition of Obstetrics and Gynecology show an interesting juxtaposition of how two cost effectiveness studies can look at the same subject and develop contrasting conclusions, with one using a population health perspective while the other evaluates a subset of the population.

The first study from Dr. Leitao and team at Memorial Sloan-Kettering took a population health perspective on the impact robotic surgery could have to the overall cost of malignant hysterectomies in the US. Looking at the adoption of robotic surgery within MSK for malignant hysterectomies from 2009 to 2010, the study showed that laparoscopic procedures were less expensive than robotic procedures and that robotic procedures were less expensive than open surgery.

By extrapolating the MSK experience to a national experience, including the reduction in the rate of higher cost open surgery, the study concluded that the adoption of robotic surgery lowered the cost of malignant hysterectomies when evaluated for population health.

In contrast to these findings, Wright et. Al. of Colombia wrote a follow-up to their 2013 publication. Using a similar methodology to the 2013 paper, this study also found that robotic surgery was more expensive than laparoscopic surgery, expanded to include both malignant and benign procedures. The study excluded the impact robotic surgery has brought to the broader population of patients who were historically treated through open surgery and the cost savings associated with the overall reduction in surgical morbidity.

The contrasting outcomes of these papers illustrates the impact that population selection has in drawing an economic conclusion. As providers look to manage population health more directly under the Affordable Care Act, Dr. Leitao's study is more broadly applicable to a total population.

We continue to work with customers to improve the understanding of the economic value da Vinci brings.

Next, the incidence rate and associated surgical procedures for early-stage lung cancer are likely to increase following the U.S. PSTF recommendation to provide CT scanning to smokers at a high risk of developing cancer. Two recent studies have compared multi-center results of da Vinci lobectomies to over 10,000 lobectomies from the STS database gathered from 2010 to 2012.

The first study, published in Innovations, from Dr. Farivar and colleagues of Swedish Medical Center in Seattle, compare open lobectomy to video-assisted thoracic surgery, or VATS, and robotic lobectomies, and found that the use of robotic technology reduced the operative time, chest tube duration, post-operative blood transfusion and length of stay compared to both open and VATS lobectomies.

More importantly, the use of robotic technology also showed a reduction in 30-day mortality compared to both open and VATS.

The second study, from Dr. Adams and team of Owensboro Medical Health System in Kentucky, published in the Annals of Thoracic Surgery, compared the initial 20 completely portable robotic lobectomies or CPRL, from 6 community surgeons to the STS database. While reflecting the initial robotic case series from each of these surgeons, the authors concluded, “CPRL was superior in several measures compared with open.” As well as, “outcomes were equivalent between CPRL and VATS, trending in favor of robotics.”

I will conclude with two international publications on da Vinci use for rectal resections. Two papers focusing on robotic versus open or laparoscopic total mesorectal excision, or TME.

The first paper, published in the European Journal of Surgical Oncology, is from a group of Italian and Brazilian surgeons based at leading academic institutions. The study included 174 patients and results showed that at 5 years post-operation, robotic TME has a lower rate of local cancer recurrence compared to open TME.

The study also highlighted an increase in lymph nodes harvested, reduced blood loss, and lower length of stay at the cost of a longer OR time.

The second paper, from China, published in the Journal of Surgical Research by Dr. Xiong and colleagues from the Chongqing Medical University performed the meta analysis on robotic TME compared to laparoscopic TME. The study identified over 1,200 patients and showed that robotic TME was associated with a lower conversion rate from minimally invasive surgery to open surgery; a lower positive margin rate; and a lower rate of erectile dysfunction compared to laparoscopic TME. This concludes my remarks and I thank you for your time.

I will now turn the call over to Calvin.

Calvin Darling - Intuitive Surgical, Inc. - Director, FP&A and IR

Thank you, Patrick. I will be providing you with our updated financial outlook for 2014.

Starting with procedures -- on our last call, we estimated full-year 2014 procedure growth of 9% to 12% above the approximately 523,000 procedures performed in 2013. Now, based upon factors described earlier on the call, impacting U.S. benign gynecology and other elective procedures, we are adjusting our 2014 procedure growth estimate to a range of between 2% and 8%. This is a wider range than we have previously communicated, giving consideration to increased volatility in elective procedures and the recent FDA statement discouraging the use of power morcellation techniques and the potential impact this may have on our procedure business.
, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Moving to revenues, as has been discussed earlier, several factors are pressuring our business making it difficult in the near-term for us to predict systems sales volumes, and as a consequence, total revenue. Specifically, the breadth and evolving nature of our procedure growth. As a reminder, procedures are our primary driver of capital sales and the relationship between procedure growth rates and capital sales is highly sensitive.

Our recent introduction of the da Vinci Xi System and upcoming period of transition in advance of its release in international markets and ahead of the availability of Xi versions of certain advanced instruments; continued economic pressure and uncertainty at hospitals associated with the implementation of the Affordable Care Act; evolving utilization patterns and point-of-care dynamics; and likely variability in the timing of Japan's systems sales given the timeline for obtaining additional procedure reimbursement beyond dVP, anticipated no sooner than 2016.

Due to these factors affecting the capital side of our business, we will not be providing a revenue forecast at this time. As mentioned on last quarter's call, we expect to sell fewer systems in 2014 than the 546 systems sold in 2013.

Our Q1 2014 gross profit percentage was roughly 68%. As we move forward in 2014, we expect our gross profit percentage will shift directionally lower, given that our newly-launched da Vinci Xi System has lower gross profit margins at launch than the mature Si platform. While we will look to cost reduce the product and improve margins over time, the da Vinci Xi will negatively impact gross margins in 2014.

We also anticipate a growing proportion of sales of newer lower-margin instrument products throughout the year, including stapler and vessel sealer. Our actual gross profit margin will vary, depending largely on product mix and systems production volume. We believe deeply in our ability to fundamentally improve surgery and are continuing to pursue plans to increase the use of da Vinci-enabled MIS around the globe. As stated previously, 2014 will be a year of increased investment for Intuitive Surgical, even during this period of capital sales uncertainty. We will be building our international capabilities, investing in new product developments and pursuing growth in multiple areas of our procedure business.

Now, excluding the impact of this quarter's $67 million charge for estimated legal settlements, we've continued to expect to grow our operating expenses roughly 12% to 15% above 2013 levels. We expect our 2014 non-cash stock compensation expense to be towards the lower end of the $180 million to $190 million range communicated on last quarter's call, compared to $169 million in 2013. We continue to expect other income, which is comprised mostly of interest income, to total between $15 million and $20 million in 2014, also towards the lower end of the range.

With regard to income tax, we continue to expect our 2014 income tax rate to be between 25% and 28% of pretax income, depending primarily on the mix of U.S. and international profits. This forecast does not assume the reinstatement of the R&D tax credit in 2014.

Our share count for calculating diluted EPS in Q1 2014 was approximately 39.1 million shares. Our actual Q2 and fiscal year 2014 share count will depend on several factors, including the magnitude and timing of any additional share buybacks.

That concludes our prepared comments. We will now open the call to your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We have our first question from Ben Andrew from William Blair.

Ben Andrew - William Blair & Company - Analyst

Hi, good afternoon. Gary, talk to us a little bit more about the 12% to 15% increase in OpEx with the revenue projection you just gave. Obviously, you run the business on a multi-year basis, and we all believe or at least we believe there is a long-term opportunity. But what are you seeing in 2015 and the needs of the Company today that justify that level of spending with this revenue forecast?
/ 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Gary Guthart - Intuitive Surgical, Inc. - President and CEO

I think as we have said in the past, the places we are investing I think really are points of our future growth. And they are international markets, both in Europe, Japan, other places in Asia over time; as well as bringing to market products that we think help surgeons and, therefore, expand our opportunity, both deepening it in markets that we're already existing and the potential to open new markets.

I think that scaling back quickly as a result of near-term pressure is not in the long-term best interest of the Company.

Ben Andrew - William Blair & Company - Analyst

Okay, no, that's fair. So should we think about a more, if you will, permanent lower domestic growth rate, given some of the pressures, or maybe a multi-year lower domestic growth rate, because it does sound like the continued emphasis shift towards international is where the bulk of the growth would be coming from.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

I think it is, from my point of view, too soon to make that comment. I look out and say, it's clear that there are some changing dynamics within the U.S. marketplace, particularly around some of the procedures that are elective. Some of those things are broader than Intuitive. And you look at the changes of surgical admissions that are changing and some of the payer behaviors around incentives or disincentives around surgery, we will have to see how those things wash out in time.

Some of them have to do with internal focus of the Company. As we look at opportunities and have adjusted our sales force focus, that will pay off in time, but those things take a little time to wash through.

And so I think that is a good question to ask again and then again in future quarters. And I would not call it right now.

Ben Andrew - William Blair & Company - Analyst

Okay, last question for me, talking about, if you will, instrument pocket share in the evolving area of general surgery, if we go out 12 or maybe even 24 months, what percentage of the instruments that are not da Vinci today in a particular case for you all in a trained center do you think will still not be da Vinci at that point? Can we get to 100% pocket share or is it going to be 50%, or whatever the number is, for some protracted period of time? Thank you.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Yes; so as you think about what kinds of things make sense for a customer on a da Vinci platform where we can really bring value, probably not 100%, but certainly higher than we are today. And I don't think we have called out, here is the endpoint.

But a good example, vessel sealer has been really well received by our customers. The adoption has gone deeper in different places than we had anticipated when we started. And as we look at stapling and its early adoption into colorectal, that has been pretty positive for us. Customer feedback on it has been strong. And as we expand the stapling offering to bring them articulation and stability and some of the things that we can bring, I think that is an opportunity for the Company as we go forward.

So I don't think we can peg an exact number for you, but I think it will move up, certainly in the multi-port, multi-quadrant procedures that we think we can make a big difference in, in the near term.

Go ahead, Calvin.
APRIL 22, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Calvin Darling - Intuitive Surgical, Inc. - Director, FP&A and IR

Yes, and just a few thoughts on just the overall metric of instrument accessory revenue per procedure. As was mentioned, we saw the positive contribution of the stapler and the vessel sealer here in the first quarter, which really effectively offset the negative impact primarily from lower stocking orders with the lower system sales in the quarter. So the overall metric was fairly in line first quarter of this year with fourth quarter of last year.

And so as you look forward, this higher proportion, you're going to have a higher proportion of single-site and less complex benign procedures in the overall mix and you have the positive impact of vessel sealer and Firefly.

So as you look out into 2014, you've got factors moving in either direction, and it's really difficult to gauge the net direction of the metric moving forward in this year.

Ben Andrew - William Blair & Company - Analyst

Thank you.

Operator

The next question comes from Tycho Peterson from JPMorgan.

Tycho Peterson - JPMorgan Chase & Co. - Analyst

Thanks, just want to understand the guidance revision on procedures; specifically around the issue of morcellation, which as you called out does not sell power morcellation products, but in the revised guidance you did call that out as a factor. So can you maybe just talk about how you see that impacting the market? And do you need to step up marketing efforts around that to clarify?

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

In the near-term, I think that the surgical societies are going to look and evaluate, and they are, what the implications are for minimally invasive surgery as a whole.

As we mentioned, power morcellation is not a part of many, many of the gynecologic procedures that we do. I think there will be some reassessment by the surgical societies and by surgeons themselves as they look at tissue extraction techniques and where they want to take guidance from there.

So for us, it's pretty hard to forecast. I think at this point we're just going to have to wait and see. da Vinci offers a dexterity and the opportunity for alternative techniques to tissue extraction and so over time we will see where surgeons want to go with that.

Patrick, I don't know if you want to add.

Patrick Clingan - Intuitive Surgical, Inc. - Director, Finance

I think, Tycho, the issue here really is about the unknown oncologic status of these fibroids. If you step back and you think da Vinci is commonly used in procedures where cancer has been diagnosed, so while it is hard for us to get precise on it, we think until some of the treatment approaches are more settled, there might be some uncertainty in the marketplace here over the short run.
/ 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Tycho Peterson - JPMorgan Chase & Co. - Analyst

Okay. And then since this is the first call post the launch of the Xi, can you maybe just talk about some of the early momentum, understanding it's not necessarily an upgrade to the Si but have you seen any interest in existing Si customers upgrading?

And then can you help us quantify the opportunity around multi-quadrant procedures in maybe areas like microsurgery, which I would think might be applicable as well.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Marshall, I will let you describe a little bit of the early pipeline as qualitatively as you see it.

Marshall Mohr - Intuitive Surgical, Inc. - SVP and CFO

Sure. We're not going to talk about intra-quarter activity, but on the other hand, there was, as you know, there was a hospital in Texas that put out a press release on their first procedure. And the excitement around it and the interaction that we've had with customers is positive. Not going to predict how it's going to roll out.

As Gary said in his part, there are certain instruments, advanced instruments that are not yet available for it. So it will probably be a rollout over time.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

And when we think about multi-quadrant procedures and work that people are excited about, a lot of the features that have gone into the Xi are ones that surgeons have been interested in and asked us about and we have been in development with them for some time. So the idea of being able to in essence change setups without having to move the base around, the longer instruments help in larger patient populations; in general surgery, the narrower instruments get you into tighter spaces.

So as we look at general surgery, general surgery is indeed that, a lot of different procedures. And so we're excited about the flexibility that the setup of the platform brings as well as things like port hopping, the idea that the camera can move between different cannula to be able to get different views of the anatomy.

So I think that has been strong for us.

Microsurgery is not something we have talked about. I'm not quite sure where that came from. It's not an indication on the Xi, and so perhaps at another time we could talk about that in more detail.

Tycho Peterson - JPMorgan Chase & Co. - Analyst

Last one, just quickly on the new SP system announced today, I've had a few people asking about the 25-millimeter port size. Does that get you around the risk of hernia? And maybe just talk to the discussions with FDA. They have obviously gone after some of your competitors around port-site hernias.
APRIL 22, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Twenty-five is about the same size as the port that is going on, that is used a little bit different kind of construction that is being used in single site. I am not personally expert in the herniation issues, although understanding and listening to surgeons I understand that how you make the cut down, how you make the incision, and how you close it, closer technique has a large impact in what those things look like.

Conversations with regard to FDA have really centered around the technical performance aspects of the device and its application to urology in terms of the SP itself, so really no additional color to provide you on that front.

Tycho Peterson - JPMorgan Chase & Co. - Analyst

Okay, thank you.

Operator

The next question comes from Bob Hopkins from Bank of America.

Bob Hopkins - BofA Merrill Lynch - Analyst

Thank you very much, can you hear me okay? Great, so just wanted to clarify some things on the procedure volume guidance. I just wanted to make sure I heard you right, to start out. So your guidance is, for 2014 now for procedure volume growth is 2% to 8%. That is a global number, correct?

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

That is correct.

Bob Hopkins - BofA Merrill Lynch - Analyst

So you started the year at 7%. And so obviously what you are contemplating here is things potentially getting worse from here. So I'd really like to just understand to the degree you are willing to talk about it, what are you contemplating getting worse from here? Is this GYN getting a little bit worse or is this GYN and chole getting a little bit worse?

And then just broadly speaking, what turns this around in your view?

Calvin Darling - Intuitive Surgical, Inc. - Director, FP&A and IR

Yes, I think you look at it, and the things we are calling out are the increasing pressure that we are seeing in the U.S. gynecology procedures, factors that we discussed on the call, including the payer disincentives for benign surgery, effects of the Affordable Care Act, and impacts on procedure potentially involving power morcellation, which is a rather recent event.

We have seen more volatility in these elective procedures and economic sensitivity, as well. So that is on the gynecology side.

And specific to cholecystectomy, and Patrick talked about what appears to be a tightening, really, of the types of patients that may be the target robotic candidates.

And so these are early days in both these categories. But I think the range of the guidance is broader and lower in recognition of these factors.
APRIL 22, 2014 / 8:30PM, ISRG - Q1 2014 Intuitive Surgical Earnings Conference Call
Patrick Clingan - Intuitive Surgical, Inc. - Director, Finance

Just to add a little light, I think the big issue here is that you see some shifting winds in the U.S. of benign surgery marketplace, broader than Intuitive and some that are specific to us. So I think the uncertainty is pretty high, especially around total hysterectomies in total, the whole set, not just us, over time.

And I think as hospitals start adjusting to some of the implications of Affordable Care Act and some of the swings and seasonality that we're seeing, the exaggerated swings, we will have to see how that plays out in the year. And that is what accounts for this broad range.

Bob Hopkins - BofA Merrill Lynch - Analyst

And so really as a follow-up to that, and Gary, this is a question for you, it's a question on buyback, but it's really a question about trying to understand your intended message regarding confidence in your long-term opportunities versus the near-term uncertainties. So as you noted, there's no buyback this quarter, and obviously there is a lot of uncertainty. But you are sitting on $3 billion in cash and you have a $1 billion buyback authorized.

And my question is, why wouldn't now be a time for you guys to be more aggressive about the buyback if you are encouraged about the long term? And so again, I'm really just trying to gauge here long-term opportunities versus near-term uncertainty.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

I think that directionally we feel like buybacks are a good idea when we feel like there is a good opportunity for the market, for the Company to be in the market. And that is something we speak about routinely with the Board here. And so we will see.

I think with the fair amount of volatility that has been evidenced in the U.S. market and is likely to persist for some time given all the moving parts in the U.S. market, when opportunities arise then I think the Board will sit down and evaluate it.

Bob Hopkins - BofA Merrill Lynch - Analyst

And then just lastly really quickly on the SP system, could you just talk a little bit more about that? What does that look like long term? Really who is the customer for SP? Is that potentially a less expensive system that could be targeted to outpatient? I just want to understand who the real customer is for SP as you see it, thinking long term when you have multiple approvals and just trying to understand where this is going.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Right. So the first thing is that we have not announced pricing. Likely the operating costs for the SP system will slot in above Single-Site and at a slight premium to a da Vinci set. It's not finalized, so it is not an operating cost, lower cost than Single-Site, which is actually quite good already.

Single-Site instrumentation from a material cost point of you are within, about $100 of multi-port laparoscopy costs. So the material cost comparisons are quite good on Single-Site already. This has additional capability and will come into, from an operating point of view, at a small premium to that price point.

In terms of why we think it is interesting, the first indication to be entirely clear, is urology. We think there are some interesting things that can be done, particularly in things like kidney cancer, where you have the removal of the specimen.

I think these are the kinds of procedures where full articulation and four arms make sense in a single-port context as we think about other places in the future that might have interesting indications; we think about places where you are going to be in confined spaces; head and neck is one of them; transanal procedures are another place that people have a real interest in.

And one of the reasons that we are talking about this a little bit early relative to launch is to give us room to discuss it with surgeons; to develop it in terms of pre-clinical laboratory work over time, so we get a real chance to interact with customers about where this kind of architecture can take us.

I think early interest is quite high in terms of enthusiasm. I think there's real work to be done in terms of refining some of the elements that are present in terms of both the supply chain and the indications, and we will look forward to doing that over time.

Long term, I think there are some unique capabilities here technologically that may lead us to some interesting places.

Bob Hopkins - BofA Merrill Lynch - Analyst

Thank you.

Operator

The next question comes from David Roman from Goldman Sachs.

David Roman - Goldman Sachs - Analyst

Thank you and good evening. I wanted to ask one strategic question and then one just specific question about the numbers. And maybe starting with the strategic side, Gary, as I listen to your commentary in the prepared remarks where you've brought up international, I think you didn't specifically call it emerging markets, but you brought up Asia, India, Latin America, it sounds like there is sort of a shift a little bit in the strategy here as the U.S. markets mature; and just the focus of the Company is moving to being more of a global medical device company with a little bit more of a broader focus and less of a pure-play technology company.

And as you look at the market valuations of those different types of businesses, I'm just wondering how you think about the evolution of the business as you start to look, it sounds like more singles and doubles versus home-run opportunities, coming from expansion of therapy versus new product launches?

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

Yes, I understand the question. I don't think certainly in the next few years, I don't see that it is an either/or. I think that we have made real investments and we will continue to invest. And those technologies we think can make a real difference in surgery, and I expect that to continue.

And the indications around thinking globally are not strongly this year, next year and the year following. You know we have been investing in Europe and Japan longer term. As you look multiple years out, I think there are real opportunities in other parts of Asia and Latin America, and I think it will be important for the Company to be there.

It is not intended to signal a hard right turn away from innovation. Innovation is in our DNA. You see it routinely in the products that we develop and bring to market, and I expect that to continue.

David Roman - Goldman Sachs - Analyst

And then maybe just a second question on, maybe this does relate a little bit to the slowing in choles, but one of the things that you have been talking about and this came up more on the fourth quarter call, was on the R&D spending to collect more clinical data to support the adoption of therapies where you have stronger competition. I am presuming that is sort of Ethicon and Covidien. But maybe you could talk about the type of data you're going to be collecting on choles in some of those procedures where you need to be more competitive. And then ultimately when that could drive a resumption in growth in those categories, or sorry, a reacceleration of growth?

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

So as you look out I think the type of data are pretty clear and routinely collected. I think first you collect clinical outcome data and that evolves sometimes from single institution studies, to multi-institution studies and so on, and then with that I think economics that follow. So it really is a combination of how are your products used followed by what kind of outcomes are being obtained, followed by what are the economic consequences of those outcomes. And that is really what we invest in.

And where you have all three, you see strong benefit. Where you have products that is differentiated, where outcomes are differentiated, and the economics follow, that has been a strong predictor of growth. So that is a routine part of what we do, both in the U.S. and O-U.S.

Each health system calculates some of these things a little bit differently; disease states vary a little bit country to country, so it's not just a U.S.-centric activity.

David Roman - Goldman Sachs - Analyst

Okay. And maybe just a quick last one here, I know Bob asked the question about buybacks and I understand the comments around volatility in the market. But maybe you just broadly help us think about capital allocation, if there are other priorities you might look at given some of the gyration in the top line here. And you have spoken about M&A in the past as a potential; maybe how your thinking about broader use of cash in the context of everything that is going on here.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

The basic elements, as you have seen, has been A), organic growth funding, organic growth and development where we need to. We have invested O-U.S. and sometimes those investments are organic and sometimes they are acquisitions of things that are important. I expect that to continue.

We routinely look for technologies that will enhance our product lines and acquire them on an ongoing basis. Typically those have not been huge acquisitions, but in the future if there was an opportunity and a need, then those can grow. And so those are really the basic elements in the mix. They change a little bit in terms of how they are mixed together over time, but the three elements are all there.

David Roman - Goldman Sachs - Analyst

Okay, thank you very much.

Gary Guthart - Intuitive Surgical, Inc. - President and CEO

All right. We appear to have lost our operator. If you are still on, I will go ahead and close.

While we discuss financial metrics on these calls, our organization remains focused on developing and delivering products that allow surgeons to deliver minimally invasive surgery to a broad base of patients. I hope the following quote from Dr. Leitao and team from Memorial Sloan Kettering in their recent paper on da Vinci use in hysterectomy gives you some sense of the value Intuitive brings to the surgical community. Quote:

The key conclusion from our data, in conjunction with other published data, is that the costs of robotics must take into account how it affects the rate of laparotomy and not just compare successfully completed robotic to laparoscopic cases, because these are both minimally invasive approaches using different instrumentation. Also, it is important to take into account post-discharge cost outcomes. Our data further validate and support the data from Lau and colleagues. The enhancement of laparoscopic programs with the introduction of the robotic platform and a concomitant decrease in laparotomy rates leads to cost neutralization of the robotic platform and potentially a cost savings overall.

The authors continue:

Despite nearly 40 years of availability, laparoscopic hysterectomies still comprise only a small percentage of all hysterectomies in the United States and the world. There are gynecologic surgeons who provide safe and efficient laparoscopic surgery, and it is important to continue to support their efforts. Unfortunately, they only represent a minority of all gynecologic surgeons. The robotic platform is a device that overcomes some of the limitations of standard laparoscopic instrumentation and has increased minimally invasive approaches.

In closing, we are steadfast in our conviction and the value da Vinci has and can bring to medicine, and we thank you for your support in helping Intuitive expand the benefits of minimally invasive surgery. That concludes today's call, and I look forward to speaking with you again in three months.

Postscript:
Intuitive Surgical, Inc. owns the following world-wide trademarks: da Vinci®, da Vinci® Si®, da Vinci® Xi™, da Vinci® SP™, EndoWrist®, Firefly™, Intuitive®, Intuitive Surgical®, Single-Site®.
- Q1 2014 Intuitive Surgical Earnings Conference Call